Exhibit 99.1

FOR IMMEDIATE RELEASE: March 2, 2004

CANYON RESOURCES REPORTS 2003 FINANCIAL RESULTS

     GOLDEN, CO—Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, today announced a net loss of $10.0 million, or $0.45 per share, on revenues of $13.0 million in 2003. This compares to a net loss of $5.4 million, or $0.29 per share, on revenues of $17.4 million in 2002. The 2002 results include the benefit of certain gains on asset dispositions of approximately $2.8 million. Cash and cash equivalents at December 31, 2003 were $4.1 million.

     During 2003, the Company raised $9.7 million from financing activities, including $3.3 million through issuance of convertible debentures, $4.2 million through the sale of stock and warrants, and $2.2 million through the exercise of warrants. The Company spent $3.2 million in development expenditures relating to pre-stripping of the North Briggs layback at the Briggs Mine; paid down debt by $1.9 million, including final payoff of the Briggs bank debt; and funded a $0.5 million cash exploration bond for the Seven-Up Pete Venture.

     Gold production from the Briggs Mine in California was 36,645 ounces, and sales were 37,506 ounces of gold and 13,943 ounces of silver at an average realized price of $347 per equivalent gold ounce. During 2002, gold production was 57,058 ounces, and sales were 57,838 ounces of gold and 14,554 ounces of silver at an average realized price of $300 per equivalent gold ounce. The New York Commodity Exchange (COMEX) daily closing gold price averaged $350 per ounce in 2003 and $310 per ounce in 2002.

     The Briggs Mine produced its 500,000th ounce of gold in July of 2003 and has, at year end 2003, produced 513,636 ounces of gold and 143,891 ounces of silver during its seven years of operation. Mining at the Goldtooth deposit was completed in mid-August 2003. Lay-back of non-ore rock at the North Briggs pit commenced in the second quarter and continued through January 2004, when access to the last ores to be mined at Briggs was established.

     The Briggs Mine is expected to mine its last ores from the North Briggs layback in April 2004. Leaching and gold production will continue throughout 2004 and 2005. The mine is expected to produce approximately 35,000 ounces of gold in 2004.

     Canyon Resources owns the Seven-Up Pete Venture which has invested $76 million in the 10.9 million ounce McDonald Gold Project in Montana, which is currently constrained from development by the anti-mining initiative, I-137. The Company has filed suit against the State of Montana seeking to overturn I-137 or, alternatively, to obtain a damage award, which could be as much as $500 million, for the lost value of the Seven-Up Pete properties, including the McDonald Gold Project.

- See table on reverse side -

Actual results may differ materially from any forward-looking statement whether expressed or implied in this news release. The following risks and uncertainties which could cause actual results to vary include, but are not limited to: speculative nature of mineral exploration, precious metals prices, production and reserve estimates, production costs, cash flows, environmental and governmental regulations, availability of financing, judicial proceedings and force majeure events. Most of these factors are beyond the Company’s ability to control or predict.

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FOR FURTHER INFORMATION, CONTACT: Richard H. De Voto, President — (303) 278-8464	or	Gary C. Huber, Vice President-Finance

Canyon Resources Corporation & Subsidiaries
Summarized Financial and Production Information
(Unaudited)

	Year ended December 31,
	2003	2002
STATEMENT OF OPERATIONS
Revenue	$13,010,100	$17,377,100
Cost of sales	14,888,600	15,462,300
Depreciation, depletion & amortization	5,854,500	8,054,700
Selling, general & administrative	1,586,600	1,332,300
Exploration and development costs	865,000	592,600
Accretion expense	186,100	—
Gain on asset disposals	85,300	2,801,100
Other income (expenses), net	268,900	(109,800)
Cumulative effect of change in accounting principle	(11,700)	—

Net loss	$(10,028,200)	$(5,373,500)

Net loss per share	$(0.45)	$(0.29)

Weighted average shares outstanding	22,487,100	18,854,500

CASH FLOW
Cash & cash equivalents, beginning of period	$430,800	$1,618,100
Net cash used in operating activities	(952,800)	(2,761,700)
Net cash provided by (used in) investing activities	(3,090,200)	2,747,900
Net cash provided by (used in) financing activities	7,752,000	(1,173,500)

Cash & cash equivalents, end of period	$4,139,800	$430,800

BALANCE SHEET	Dec.31,2003	Dec.31,2002

Assets
Current assets	$9,503,400	$10,590,700
Noncurrent assets	26,904,200	26,435,200

Total assets	$36,407,600	$37,025,900

Liabilities and Stockholders’ Equity
Current liabilities	$4,615,900	$6,607,900
Notes payable — long term	2,674,000	—
Other noncurrent liabilities	3,404,800	3,922,600
Stockholders’ equity	25,712,900	26,495,400

Total liabilities & stockholders’ equity	$36,407,600	$37,025,900

PRODUCTION AND SALES DATA
Gold production (oz)	36,645	57,058
Per ounce amounts:
- Cost of sales*	$322	$263
- Average realized price	$347	$300
- Average market price (COMEX)	$350	$310

*	Before writedowns of inventory to net realizable value.